                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                        TSI INTERNATIONAL SOFTWARE LTD.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  872879 10 1
              --------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


-----------------------                                  ---------------------
 CUSIP NO. 872879 10 1                                      PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      WARBURG, PINCUS CAPITAL COMPANY, L.P.
      06-1183391

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,284,905
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,284,905
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,284,905

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      25.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------


                               Page 2 of 9 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
 CUSIP NO. 872879 10 1                                      PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      WARBURG, PINCUS & COMPANY
      13-6358475

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NEW YORK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,284,905
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,284,905
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,284,905

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      25.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                                 SCHEDULE 13G

-----------------------                                  ---------------------
 CUSIP NO. 872879 10 1                                    PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      E.M. WARBURG, PINCUS & CO. LLC
      13-3536050

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      NEW YORK

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,284,905
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH
                          2,284,905
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,284,905

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      25.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

ITEM 1.
         (a)  Name of Issuer:
              --------------
              TSI International Software Ltd. (the "Issuer")

         (b)  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              45 Danbury Road
              Wilton, CT  06897-0840


ITEM 2.(a)
AND (b)

         (a)  Name of Person Filing:
              ---------------------
              This statement is filed by and on behalf of (a) Warburg, Pincus Capital Company, L.P, a Delaware limited partnership ("WPCC"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and
              (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPCC. WP, as the sole general partner of WPCC has a 20% interest in the profits of WPCC. Lionel
              I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

         (c)  Citizenship:
              -----------
              Not applicable

         (d)  Title of Class of Securities:
              ----------------------------
              Common Stock

         (e)  CUSIP Number:
              ------------
              872879 10 1

ITEM 3.

              Not applicable.

ITEM 4.       OWNERSHIP

         (a)  Amount Beneficially Owned:  2,284,905
              -------------------------

         (b)  Percent of Class:    25.2%
              ----------------

         (c)  Number of shares as to which such person has:
              --------------------------------------------

              (i)   sole power to vote or direct the vote:  -0-

              (ii)  shared power to vote or direct the vote:  2,284,905

              (iii) sole power to dispose or to direct the disposition of: -0-

              (iv)  shared power to dispose or to direct the
                    disposition of:  2,284,905


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10.      CERTIFICATION

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1998


                                    WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                    By:  Warburg, Pincus & Co., General Partner

                                    By:  /s/ Stephen Distler
                                         -----------------------
                                         Stephen Distler, Partner


                                    WARBURG, PINCUS & CO.

                                    By:  /s/ Stephen Distler
                                         -----------------------
                                         Stephen Distler, Partner


                                    E.M. WARBURG, PINCUS & CO., LLC

                                    By:  /s/ Stephen Distler
                                         -----------------------
                                         Stephen Distler, Member

Exhibit 1 Joint Filing Agreement, dated February 9, 1998, among the signatories to this Schedule 13G.



                                  Page 8 of 9